Exhibit 99.1

NeuroMetrix Reports Q1 2016 Financial Results and Highlights

•	Year-over-Year Revenue Up 77% to $2.3 Million
•	8,138 Quell® Devices Shipped
•	Quell Retail Launch Initiated with First Shipment to Target stores

WALTHAM, Mass.,--(BUSINESS WIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended March 31, 2016.

The Company operates in two markets - wearable therapeutic technology and point-of-care diagnostic tests. Quell is an over-the-counter wearable therapeutic device for chronic pain that was launched during the second quarter of 2015. DPNCheck provides accurate and cost-effective screening, diagnosis and monitoring of peripheral neuropathies including diabetic peripheral neuropathy.

Recent Highlights:

•	Quell shipments totaled 8,138 devices and 7,902 electrode reorder packages with a total invoiced value of $1.70 million. This was an increase from 6,675 devices and 6,760 electrode reorder packages with a total invoiced value of $1.48 million in Q4 2015.
•	Quell retail launch began with shipments to Target in late March. Quell will be available in late April in over 500 Target stores as a part of their Smart Health Solutions program featuring smartphone enabled health products.
•	A new version of Quell began shipping during Q1. This device provides the option of therapy control directly from a smartphone app, extended battery life and advanced sleep tracking. Its release follows 510(k) clearance by the FDA in January. Current Quell users have access to an upgrade program.
•	Quell was named “Best Wearable Technology” at the SXSW Interactive Innovation Awards in March.

Business Outlook:

NeuroMetrix’ primary initiative for 2016 is to make Quell available at leading retailers. This effort started with the March announcement that Quell will be part of a digital health initiative at Target. The Company expects the retail expansion to continue during Q2 as discussions with other retailers mature into distribution arrangements. Promotion will support the retail launch. Television advertising was developed and tested during Q1 and will be part of an expanded media campaign. The Company believes that broad retail availability of Quell in locations where consumers shop for chronic pain solutions will positively impact Quell sales during 2016.

“We are on schedule with our plans for retail distribution,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “In addition to developing television content, during Q1 we implemented EDI capability, retail packaging, and built Quell inventory in preparation for retail shipments. In the upcoming months, I expect that we will be reporting new retail distribution agreements.”

Financial Results:

The Company reported its financial results for Q1 2016. Total revenues were $2.28 million versus $1.28 million for Q1 2015, an increase of 77%. Gross margin was 34.8% of total revenues, reduced from 50.3% in Q1 2015, reflecting a higher weighting of lower margin Quell devices as the Company builds its installed base. Operating expenses increased to $4.99 million compared to $3.90 million in Q1 2015, reflecting Quell marketing and promotion. The Company recorded a non-cash credit of $0.09 million at March 31, 2016 for the revaluation at fair value of outstanding common stock warrants compared to a $1.19 million revaluation credit at March 31, 2015. Net loss was $4.10 million. This compared to a net loss of $2.07 million for Q1 2015. NeuroMetrix reported Q1 2016 net cash usage of $3.72 million and ended the period with cash and cash equivalents of $8.74 million.

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Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, April 21, 2016 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 800-706-7745 and use the confirmation code 84967792. Internationally, the conference call may be accessed by dialing 617-614-3472 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 61049204. The replay will be available for one week after the conference call.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit http://www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

SVP and Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Statements of Operations

(Unaudited)

	Quarters Ended March 31,
	2016	2015

Revenues	$2,275,247	$1,282,960
Cost of revenues	1,482,513	637,261
Gross profit	792,734	645,699
Operating expenses:
Research and development	1,156,790	902,542
Sales and marketing	2,407,879	1,455,686
General and administrative	1,424,341	1,546,090
Total operating expenses	4,989,010	3,904,318
Loss from operations	(4,196,276)	(3,258,619)
Interest income	6,705	1,089
Change in fair value of warrant liability	94,316	1,186,302
Net loss	$(4,095,255)	$(2,071,228)
Net loss per common share, basic and diluted	$(1.00)	$(1.00)

NeuroMetrix, Inc.

Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$8,739,651	$12,462,872
Other current assets	2,724,150	2,684,398
Noncurrent assets	844,369	887,220
Total assets	$12,308,170	$16,034,490

Current liabilities	$3,269,957	$3,191,479
Common stock warrants	185,987	280,303
Stockholders’ equity	8,852,226	12,562,708
Total liabilities and stockholders’ equity	$12,308,170	$16,034,490

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